Exhibit 99.2

One Tellabs Center 1415 West Diehl Road Naperville, Illinois 60563 U.S.A. Tel: +1.630.798.8800 Fax: +1.630.798.2000 www.tellabs.com	FOR IMMEDIATE RELEASE January 25, 2006 MEDIA CONTACT: Ariana Nikitas +1.630.798.2532 ariana.nikitas@tellabs.com INVESTOR CONTACT Tom Scottino +1.630.798.3602 tom.scottino@tellabs.com

Tellabs to hold 2006 Annual Meeting of Stockholders on April 27

Linda Beck joins Tellabs Board of Directors

Naperville, Ill. —  Tellabs will hold its 2006 Annual Meeting of Stockholders on April 27, 2006, at the Hilton Lisle/Naperville in Lisle, Ill., at 2 p.m. Central time. Directors up for re-election are Bo Hedfors, Michael Lavin and Jan Suwinski.

The Tellabs Board of Directors today elected Linda Beck as a Class III director. Beck, 42, is executive vice president and general manager of business solutions at Earthlink. She has more than 20 years of high-tech industry experience, including various management positions at Netcom, Sybase, GTE, Amdahl and the U.S. Government. Beck also was appointed as a member of the Nominating and Governance Committee of the Board of Directors and will stand for stockholder election at the 2007 Annual Meeting of Stockholders.

Stockholders of record at close of business on Feb. 27, 2006, will be eligible to vote at the annual meeting or by proxy.

Tellabs advances telecommunications networks to meet the evolving needs of end-users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index and the S&P 500. www.tellabs.com

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